UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

MAY 25, 2004

BETA OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-68381	86-0876964
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, Suite 4400, Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

(832) 204-2700
(Registrant’s telephone number, including area code)

Former address is 6120 S. Yale, Suite 813, Tulsa, OK 74136
(Former name or former address, if changed since last report)

Item 1.  Change in Control of Registrant.

On May 25, 2004, Beta Oil & Gas, Inc. (the “Company”) consummated and closed the transactions contemplated under the previously announced definitive securities purchase agreement (the “Agreement”) with Petrohawk Energy, LLC (“Petrohawk”), dated December 12, 2003.  Petrohawk paid an aggregate of $60,000,000 in cash (the “Purchase Price”) for 15,151,515 shares of the Company’s common stock, five-year common stock purchase warrants entitling Petrohawk to purchase up to 10,000,000 additional shares of the Company’s common stock at a price of $1.65 per share, and a convertible note in the face amount of $35,000,000 which is an unsecured five-year obligation of the Company and will be convertible after two years into shares of the Company’s common stock at a conversion price of $2.00 per share.  Until maturity, interest is only payable under the note in quarterly installments at the rate of 8% per annum.  The Company issued a press release announcing the closing of the transaction on May 25, 2004.  The press release is furnished herewith as Exhibit 99.1.  The sale of 15,151,515 shares of the Company’s common stock to Petrohawk resulted in a change in control of the Company.  Presently, Petrohawk holds approximately 55% of the Company’s issued and outstanding common stock, and approximately 54% of the voting power of all outstanding stock of the Company.  In addition, Petrohawk’s ownership of common stock of the Company would be approximately 73% assuming the exercise of all warrants and the conversion of the note.  A copy of the Securities Purchase Agreement between the Company and Petrohawk, dated as of December 12, 2003 (together with certain exhibits thereto), was attached as an exhibit to the Company’s proxy statement on Schedule 14A and filed with the Securities and Exchange Commission on January 22, 2004.

Petrohawk is a Delaware limited liability company with members.  The source of the Purchase Price for the above-described securities of the Company was capital contributions made by Petrohawk’s members in the aggregate amount of $60 million prior to the closing of the transaction.

Upon consummation of the transaction and pursuant to the terms of the Agreement, the following persons have been newly appointed to the Company’s board of directors: Floyd C. Wilson, Tucker Bridwell, Larry L. Helm, James L. Irish, III, David B. Miller, and D. Martin Phillips.  The Company’s one continuing director is Robert C. Stone, Jr.  Pursuant to the terms of the Agreement and in connection with the consummation and closing of the transactions contemplated thereunder, the following individuals have resigned from the Company’s board of directors: Robert E. Davis, Jr., David A. Wilkins, Rolf N. Hufnagel, and David A. Melman.  In addition, the following persons were elected as the new executive officers of the Company:  Floyd C. Wilson, Chairman of the Board, President and Chief Executive Officer; Richard K. Stoneburner, Vice President – Exploration; Stephen W. Herod, Vice President – Corporate Development; and Shane M. Bayless, Vice President – Chief Financial Officer and Treasurer.

Item 5.  Other Events.

On May 18, 2004, the Company’s board of directors declared a 1 for 2 reverse stock split on the Company’s issued and outstanding shares of common stock, effective as of May 26, 2004.  Pursuant to the reverse stock split, each holder of the Company’s common stock on May 26, 2004 will receive one share of common stock for each two shares of common stock it currently owns.  Further details about the reverse stock split can be found in the Company’s press release, dated May 18, 2004, filed with the Securities and Exchange Commision on Schedule 14A, Definitive Additional Materials.

On May 24, 2004, the Company received from the NASDAQ a conditional approval letter conditionally approving the Company’s listing application for the listing of the Company’s shares of common stock on The NASDAQ National Market (the “Approval Letter”).  The only remaining condition to the approval of the Company’s listing application set forth in the Approval Letter is that the minimum bid price for the Company’s common stock on May 26, 2004 must be $5.   The above-described reverse stock split is expected to allow the Company to meet this minimum bid price requirement on May 26, 2004.

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act.  All statements other than statements of historical fact included in this report are forward looking statements and reflect our current expectations and are based on current available information.  The words “expect,” “will,” “intend,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements.  The expectations in this report regarding the consummation and subsequent results of any transaction rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from those anticipated as of the date of this report.  While we believe the assumptions concerning future events are reasonable, there are inherent difficulties in predicting certain important factors that could impact future performance.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things, price volatility, exploitation and exploration successes, the inability to find and develop reserves, the inaccuracy of assumptions on which reserve estimates are based, the inability to meet substantial capital requirements, the constraints imposed by current or future indebtedness, costs and other difficulties related to the transactions, failure to satisfy conditions precedent to the transactions, reserve replacement risks, drilling risks, and other factors inherent in the exploration for and production of natural gas and crude oil.  These factors, when applicable, are discussed in our filings with the Securities and Exchange Commission, copies of which are available to the public. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 6.  Resignations of Certain Company Directors.

Pursuant to the terms of the Agreement and in connection with the consummation and closing of the transactions contemplated thereunder, the following individuals have resigned from the Company’s board of directors: Robert E. Davis, Jr., David A. Wilkins, Rolf N. Hufnagel, and David A. Melman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BETA OIL & GAS, INC.

Date: May 25, 2004	By:	/s/ Floyd C. Wilson
Floyd C. Wilson
Chairman of the Board, President & Chief Executive Officer

EXHIBIT NUMBER INDEX

Exhibit Number	Description

99.1	Press Release Dated May 25, 2004